Go Page Corporation
Attn. Mr. P. Schulhof , A. Jackson and S. Irvine
800-1199 W Hastings St, Vancouver
BC, Canada V6E-3T5

Huizen, 21st of October 2014

Dear Mrs. Schulhof, Jackson and Irvine,

Herewith I resign as a director of Go Page Corporation Inc. with immediate effect.

The reasons for my resignation are;

- Lack of transparency in corporate governance, financial reporting and communications ;
- Lack of following through on various items since our agreement has become effective in June of this year, like providing me a copy of all corporate documents, disclosure of related party transactions, etc.

Please ensure that my resignation is filed with the applicable authorities without any delay and remove me from the any future fillings and corporate disclosures. Please send me copies of the appropriate filing(s).

Best regards,

Jeroen Kreeft
Crailoseweg 128
1272 EZ Huizen
The Netherlands